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                          SECURITIES PURCHASE AGREEMENT

                            Dated as of June 21, 2005

                                     between

                                 MYKONOS 6420 LP

                                       and

                                ISECURETRAC CORP.




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

                                TABLE OF CONTENTS

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                                                                                                               Page

                                   ARTICLE I.

                                   DEFINITIONS

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Section 1.01.         Definitions..............................................................................1

                                   ARTICLE II.

                                PURCHASE AND SALE

Section 2.01.         Purchase and Sale of the Purchased Securities............................................7
Section 2.02.         Purchase Price...........................................................................7
Section 2.03.         Closing..................................................................................7
Section 2.04.         Closing Deliveries by the Company........................................................7
Section 2.05.         Closing Deliveries by the Investor.......................................................7
Section 2.06.         Payment of the Purchase Price............................................................8

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.         Organization and Qualification; Subsidiaries.............................................8
Section 3.02.         Certificate of Incorporation and Bylaws..................................................9
Section 3.03.         Capitalization...........................................................................9
Section 3.04.         Authority...............................................................................11
Section 3.05.         No Conflict; Required Filings and Consents..............................................11
Section 3.06.         Permits; Compliance.....................................................................12
Section 3.07.         SEC Filings; Financial Statements.......................................................13
Section 3.08.         Absence of Certain Changes or Events....................................................14
Section 3.09.         Absence of Litigation...................................................................15
Section 3.10.         Employee Benefit Plans..................................................................15
Section 3.11.         Labor Matters...........................................................................17
Section 3.12.         Proxy Statement.........................................................................17
Section 3.13.         Property and Leases.....................................................................18
Section 3.14.         Intellectual Property...................................................................19
Section 3.15.         Taxes...................................................................................20
Section 3.16.         Environmental Matters...................................................................22
Section 3.17.         Contracts; Debt Instruments.............................................................23
Section 3.18.         Related Party Transactions..............................................................24
Section 3.19.         Insurance...............................................................................24
Section 3.20.         Controls................................................................................24
Section 3.21.         Private Offering........................................................................25
Section 3.22.         Vote Required...........................................................................25
Section 3.23.         Section 203 of the DGCL; Takeover Statute...............................................25
Section 3.24.         Brokers.................................................................................25
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                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

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Section 4.01.         Organization............................................................................25
Section 4.02.         Authority...............................................................................26
Section 4.03.         No Conflict; Required Filings and Consents..............................................26
Section 4.04.         Investment Purpose......................................................................26
Section 4.05.         Status of Shares; Limitations on Transfer and Other Restrictions........................26
Section 4.06.         Sophistication and Financial Condition of the Investor..................................27
Section 4.07.         Available Funds.........................................................................27
Section 4.08.         Proxy Statement.........................................................................27
Section 4.09.         Ownership of Company Capital Stock......................................................27
Section 4.10.         Brokers.................................................................................27

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.01.         Conduct of Business by the Company Pending the Closing..................................27

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

Section 6.01.         Access to Information; Confidentiality..................................................30
Section 6.02.         Further Action; 14(f) Notice; Reasonable Best Efforts;
                      Consents; Filings.......................................................................31
Section 6.03.         Public Announcements....................................................................32
Section 6.04.         Board Representation....................................................................33
Section 6.05.         Cooperation.............................................................................33
Section 6.06.         Certain Notices.........................................................................33
Section 6.07.         Amendment to the Certificate............................................................33
Section 6.08.         "Required Minimum"......................................................................33

                                  ARTICLE VII.

                                   CONDITIONS

Section 7.01.         Conditions to the Obligations of Each Party.............................................34
Section 7.02.         Conditions to the Obligations of the Investor...........................................34
Section 7.03.         Conditions to the Obligations of the Company............................................36
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                                       ii
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                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

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Section 8.01.         Termination.............................................................................36
Section 8.02.         Effect of Termination...................................................................37
Section 8.03.         Fees and Expenses.......................................................................37
Section 8.04.         Amendment...............................................................................38
Section 8.05.         Waiver..................................................................................38

                                   ARTICLE IX.

                               GENERAL PROVISIONS

Section 9.01.         Survival of Representations and Warranties; Indemnification.............................38
Section 9.02.         Special Provisions Relating to Indemnity for Breach of
                      Representations and Warranties regarding Patents........................................41
Section 9.03.         Notices.................................................................................42
Section 9.04.         Severability............................................................................42
Section 9.05.         Entire Agreement........................................................................43
Section 9.06.         Parties in Interest.....................................................................43
Section 9.07.         Specific Performance....................................................................43
Section 9.08.         Governing Law...........................................................................43
Section 9.09.         Arbitration.............................................................................43
Section 9.10.         Headings................................................................................44
Section 9.11.         Counterparts............................................................................44
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EXHIBITS

Exhibit A.........Certificate of Designation

Exhibit B.........Form of Investor Series B Warrant Agreement

Exhibit C.........Form of Registration Rights Agreement

            This Securities Purchase Agreement (this "Agreement") is made as of June 21, 2005, between Mykonos 6420 LP, a Texas limited partnership (the "Investor"), and iSecureTrac Corp., a Delaware corporation (the "Company").

                                    RECITALS

            WHEREAS, the Investor wishes to purchase from the Company, upon the terms and subject to the conditions of this Agreement, one million (1,000,000) shares (the "Shares") of preferred stock of the Company, par value $.01 per share (the "Preferred Stock"), with such Preferred Stock being as described in the Certificate of Designation, Preferences and Rights of Series C 8% Cumulative, Compounding Exchangeable Preferred Stock (the "Certificate of Designation") in the form attached hereto as Exhibit A; and

            WHEREAS, prior to the filing of the Certificate of Designation, the Company intends to amend (the "Amendment") its Restated Certificate of Incorporation as amended; and

            WHEREAS, the Investor wishes to also purchase from the Company, upon the terms and subject to the conditions of this Agreement, warrants (the "Investor Series B Warrants" and, together with the Shares, the "Purchased Securities") to purchase 32,342,315 shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"); and

            WHEREAS, concurrently with the closing of the sale and purchase of the Purchased Securities contemplated by this Agreement, the Company will enter into (i) an investor warrant agreement with respect to the Investor Series B Warrants in substantially the form attached hereto as Exhibit B (the "Investor Series B Warrant Agreement"), and (ii) a registration rights agreement with the Investor with respect to the Shares and the shares of Common Stock issuable upon exercise of the Investor Series B Warrants in substantially the form attached hereto as Exhibit C (the "Registration Rights Agreement").

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Investor and the Company hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      Section 1.01. Definitions.

                  (a) For purposes of this Agreement:

            "Affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

            "Ancillary Agreements" means the Investor Series B Warrant Agreement and the Registration Rights Agreement.

            "Beneficial Owner" (and related terms such as "beneficially owned" or "beneficial ownership") has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

            "Bylaws" means the Restated Bylaws of the Company, dated November 30, 2001.

            "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

            "Board" means the Board of Directors of the Company.

            "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, dated June 3, 2005, as amended.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Contracts" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation, commitment, understanding, policy which constitutes an executory obligation, purchase and sales order, quotation which constitutes an executory commitment, and other executory commitments to which a person is a party or to which any of the assets of such person are subject, whether oral or written, express or implied.

            "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise; including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

            "Disclosure Schedule" means the disclosure schedule attached hereto and incorporated by reference herein.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "Environmental Laws" means any United States federal, state, local or foreign Laws in existence on the date hereof relating to pollution or the protection, investigation or restoration of the environment or human health due to exposure to Hazardous Substances.

            "Equity Interest" means any share, capital stock, partnership, member or similar interest in any person, and any option, warrant, right or security (including, without limitation, debt securities) convertible, exchangeable or exercisable therefor.

            "Expenses" includes all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation and execution of this Agreement and the Ancillary Agreements and the performance of the Transactions contemplated by this Agreement, including, without limitation, all expenses incurred to obtain all consents, approvals and authorizations of any third party with respect to the Transactions.

            "Hazardous Substances" means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material, or waste defined as toxic or hazardous or as a pollutant or contaminant, or regulated by any Governmental Authority pursuant to any Environmental Law.

            "Intellectual Property" means United States and non-United States
(a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, packaging design and art work, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) confidential and proprietary information, including without limitation, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, databases, specifications, designs, drawings, methods, schematics and know-how (collectively, "Trade Secrets"); (e) to the extent not covered by subsections (a) through (d), above, software and website content; (f) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing, throughout the world; and (g) the rights to use the names and likenesses of natural persons and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

            "Knowledge of the Company" means the actual knowledge of the executive officers and other employees of the Company identified on Section 1.01(a)(2) of the Disclosure Schedule, in each case, after reasonable inquiry.

            "Liens" means any charge, mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien or other similar restrictions or limitations.

            "Material Adverse Effect" means any event, circumstance, change or effect that, either individually or combined with all other events, circumstances, changes or effects, (i) has or would have a material adverse effect on the business, operations, assets, liabilities (including contingent liabilities), financial condition or results of operations of the Company and the Subsidiaries, taken as a whole or (ii) materially impairs or would materially impair the ability of the Company to consummate the Transactions and perform its other obligations under this Agreement; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change or effect arising out of or attributable to (i) any decrease in the market price of the shares of the Common Stock (but not any event, circumstance, change or effect underlying such decrease to the extent that such event, circumstance, change or effect would otherwise constitute a Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the electronic monitoring equipment business generally and that do not disproportionately impact the Company and its Subsidiaries, (iii) any changes in the securities markets generally that do not disproportionately impact the Company and its Subsidiaries, (iv) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate that do not disproportionately impact the Company and its Subsidiaries.

            "Other Filings" means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement.

            "Permitted Liens" means (i) liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith through proper proceedings (for which contested Taxes adequate reserves have been made), (ii) inchoate mechanics' and materialmen's liens for construction in progress, and,
(iii) such (A) inchoate workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business of the Company or any Subsidiary consistent with past practice, and (B) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are typical for the applicable property type and locality (excluding, in each case, any mortgages or other Liens securing borrowed money) which do not materially interfere with the current use of such Owned Real Property or Leased Real Property.

            "Person" includes, without limitation, an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" or "group" each within the meaning of Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "Release" shall have the meaning given to such term in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et seq.

            "Subsidiary" or "subsidiaries" of the Company, the Investor or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

            "Tax Returns" means any return, report or other form filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in respect of Taxes.

            "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code
Section 59A), social security, workers' compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

            "Transactions" shall mean execution and delivery of this Agreement and the Ancillary Agreements, the purchase and sale of the Purchased Securities as contemplated by this Agreement, the issuance of the Purchased Securities by the Company, and the performance of the obligations contemplated by this Agreement and the Ancillary Agreements.

                  (b) The following terms have the meaning set forth in the Sections set forth below:

         Defined Term                                Location of Definition
         ------------                                ----------------------
         14(f) Notice                                        ss. 6.02(b)
         Action                                              ss. 3.09
         Agreement                                           Preamble
         Amendment                                           Recitals
         Blue Sky Laws                                       ss. 3.05(b)
         Certificate of Designation                          Recitals
         Claim Notice                                        ss. 9.01(e)
         Code                                                ss. 3.10(a)
         Closing                                             ss. 2.03
         Company                                             Preamble
         Common Stock                                        Recitals
         Company Material Contract                           ss. 3.17
         Company Options                                     ss. 3.03(a)
         Company Stock Option Plans                          ss. 3.03(a)

         Disclosure Schedule                                 Article III
         Dispute Notice                                      ss. 9.01(h)
         ERISA                                               ss. 3.10(a)
         Exchange Act                                        ss. 3.05(b)
         GAAP                                                ss. 3.07(b)
         Governmental Authority                              ss. 3.05(b)
         Indemnified Party                                   ss. 9.01(e)
         Indemnifying Party                                  ss. 9.01(e)
         Indemnity Notice                                    ss. 9.01(h)
         Investor                                            Preamble
         Investment Percentage                               ss. 9.02(c)
         Investor Director Designees                         ss. 6.04(a)
         Investor Series B Warrant Agreement                 Recitals
         Investor Series B Warrants                          Recitals
         IRS                                                 ss. 3.10(a)
         Law                                                 ss. 3.05(a)
         Leased Real Property                                ss. 3.13(a)
         Losses                                              ss. 9.01(b)
         Multiemployer Plan                                  ss. 3.10(a)
         Open Years                                          ss. 3.15(c)
         Owned Real Property                                 ss. 3.13(a)
         Permits                                             ss. 3.06
         Plans                                               ss. 3.10(a)
         Preferred Stock                                     Recitals
         Proxy Statement                                     ss. 3.05(b)
         Purchase Price                                      ss. 2.02
         Purchased Securities                                Recitals
         Registered IP                                       ss. 3.14(a)
         Registration Rights Agreement                       Recitals
         Reporting Day                                       ss. 6.06
         Resigning Directors                                 ss. 6.04
         SEC                                                 ss. 3.05(b)
         SEC Reports                                         ss. 3.07(a)
         Securities Act                                      ss. 3.07(a)
         Shares                                              Recitals
         SOX                                                 ss. 3.06
         Subsidiary                                          ss. 3.01(a)
         Tenant Leases                                       ss. 3.13(a)
         Termination Date                                    ss. 8.01
         Third Party Claim                                   ss. 9.01(e)
         Title IV Plan                                       ss. 3.10(d)
         Warrant Shares                                      ss. 4.04

                                  ARTICLE II.

                                PURCHASE AND SALE

      Section 2.01. Purchase and Sale of the Purchased Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to Investor, and Investor shall purchase, accept and acquire from the Company, one million (1,000,000) shares of Preferred Stock and an Investor Warrant to purchase 32,342,315 shares of Common Stock.

      Section 2.02. Purchase Price. The purchase price for the Purchased Securities shall be eleven million dollars ($11,000,000.00) in the aggregate (the "Purchase Price") payable in the manner set forth in Section 2.06.

      Section 2.03. Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the issuance, purchase and sale of the Purchased Securities (the "Closing") will take place at 11:00 a.m., New York time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Mykonos 6420 LP, 5449 Sherry Lane, Suite 1900, Dallas, Texas 75225 unless another time, date or place is agreed to in writing by the Investor and the Company.

      Section 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Investor:

                  (a) duly executed certificates evidencing the Shares and the Investor Series B Warrants registered in the name of the Investor;

                  (b) executed counterparts of each Ancillary Agreement to which the Company is a party;

                  (c) a receipt for the Purchase Price; and

                  (d) the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the Closing pursuant to Section 7.02.

      Section 2.05. Closing Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company:

                  (a) the Purchase Price paid in accordance with the provisions of Section 2.06 hereof;

                  (b) executed counterparts of each Ancillary Agreement to which the Investor is a party;

                  (c) the original of each of the following (i) $1,000,000 promissory note dated January 31, 2005 and executed by the Company, IST Services, Inc., and Tracking Systems, jointly and severally as Maker in favor of Opus 5949 LLC as Payee (the "First Opus Note"); (ii) 400,000 promissory note dated April 26, 2005 and executed by the Company, IST Services, Inc., and Tracking Systems, jointly and severally as Maker in favor of Opus 5949 LLC as Payee (the "Second Opus Note"); (iii) that certain $300,000 promissory note dated May 20, 2005 and executed by the Company, IST Services, Inc., and Tracking Systems, jointly and severally as Maker in favor of Opus 5949 LLC as Payee (the "Third Opus Note," and together with the First Opus Note and Second Opus Note, the "Opus Notes"), in each case marked as "cancelled" (such notes being repaid and offset against the Purchase Price) and (iv) releases of all security interests that Opus 5949 LLC (or any affiliate thereof) has in the assets of the Company, including but not limited to the release of all patent security interests and the filing of UCC termination statements; and

                  (d) the documents, instruments and writings contemplated or required to be delivered by the Investor at the Closing pursuant to Section 7.03.

      Section 2.06. Payment of the Purchase Price. At the Closing the Investor shall pay:


                  (a) on behalf of the Company, to Opus 5949 LLC an amount equal to the outstanding principal indebtedness under the Opus Notes plus accrued and unpaid interest by wire transfer of immediately available funds to an account specified by Opus 5949 LLC in writing no less than 3 business days prior to Closing; and

                  (b) to the Company an amount equal to the excess of the Purchase Price over the amount paid to Opus 5949 LLC pursuant to Section 2.06(a) above by wire transfer of immediately available funds to an account specified by the Company in writing no less than 3 business days prior to Closing.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to the Investor to enter into this Agreement, except as set forth in the Disclosure Schedule, which identifies exceptions by specific Section references (it being understood that the listing or setting forth of any matter in one Section shall be deemed to be a listing or setting forth in another Section if such matter is disclosed in such a way as to make its relevance to the information called for by such other Section reasonably apparent on its face), dated as of the date hereof delivered by the Company to the Investor (the "Disclosure Schedule"), the Company hereby represents and warrants to the Investor that:

      Section 3.01. Organization and Qualification; Subsidiaries.

                  (a) The Company and each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other power and authority to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) A true and complete list of each Subsidiary, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01(b) of the Disclosure Schedule. The Company does not directly or indirectly own any Equity Interest, or any interest convertible into or exchangeable or exercisable for any Equity Interest in any other entity.

      Section 3.02. Certificate of Incorporation and Bylaws. The Company has heretofore made available to the Investor a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. As of the date hereof, such Certificate of Incorporation and Bylaws of the Company are in full force and effect and, as of the Closing, the Certificate of Incorporation and the Bylaws shall be in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents. True and complete copies of all minute books of the Company and each Subsidiary containing minutes for the five-year period preceding the date of this Agreement have been made available by the Company to the Investor.

      Section 3.03. Capitalization.


                  (a) The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

                  (b) As of the date hereof, (i) 90,556,867 shares of Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights,
(ii) no shares of Common Stock were held in the treasury of the Company, and
(iii) no shares of Common Stock were held by the Subsidiaries. As of the date hereof, (x) 11,208,563 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding employee stock options or stock incentive rights granted pursuant to the 2001 Omnibus Equity Incentive Plan and executive employment agreements, in each case as amended through the date of this Agreement (collectively, the "Company Stock Option Plans"), (y) 17,956,468 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding warrants (the "Existing Warrants") and (z) 19,000,722 shares of Common Stock are issuable (and such number was reserved for issuance) upon conversion of outstanding convertible debt instruments issued by the Company (the "Convertible Debt"), of which 15,798,626 shares of Common Stock will be issued at Closing in conversion of certain outstanding convertible debt instruments and 3,202,096 shares of Common Stock may be issued in conversion of the remaining convertible debt instruments after the Closing.

                  (c) As of the date hereof, no shares of Preferred Stock are issued and outstanding.

                  (d) Except as set forth in this Section 3.03 and Section 3.10, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Subsidiary.

                  (e) The Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.03 or in Section 3.03(e) of the Disclosure Schedule.

                  (f) Section 3.03(f) of the Disclosure Schedule is a true and complete list, as of June 15, 2005, of each outstanding option issued under the Company Stock Option Plans (the "Company Options") and of each of the Existing Warrants, in each case setting forth (i) the name of the holder of such Company Option or Existing Warrant, (ii) the price at which such Company Option or Existing Warrant may be exercised, (iii) the termination date of such Company Option or Existing Warrant and, (iv) in the case of Company Options, the applicable vesting schedule for any unvested Company Options. None of the Company Options are "incentive stock options" within the meaning of Section 422 of the Code. All shares of Common Stock issuable upon exercise of Company Options or Existing Warrants and upon the conversion of Convertible Debt, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

                  (g) Except as set forth in Section 3.03(g) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of,
(C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Common Stock or any capital stock of, or other Equity Interests in, the Company or any Subsidiary.

                  (h) There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary.

                  (i) Each outstanding share of capital stock of, or other Equity Interest in, each Subsidiary is duly authorized, validly issued, and, if applicable, fully paid and, in the case of corporations, nonassessable and free of preemptive rights, and is owned, beneficially and of record, by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                  (j) The Shares, when issued, paid for and delivered in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Investor Warrants will be duly authorized, validly issued, and enforceable against the Company.

                  (k) As of the Closing, the Shares represent a majority of the voting power held by all shareholders of the Company.

                  (l) Section 3.03(l) of the Disclosure Schedule is a true and complete list, as of the date hereof and the Closing, of each outstanding convertible debt instrument issued by the Company (the "Company Convertible Debt"), in each case setting forth (i) the name of the holder of such Company Convertible Debt, (ii) the price at which such Company Convertible Debt may be exercised, (iii) the rate at which such Company Convertible Debt may be converted, (iv) the total number of Common Stock each holder of the Company Convertible Debt may obtain upon conversion of their respective Company Convertible Debt; and (v) which of the convertible debts will be converted to equity at Closing pursuant to Section 3.03(b).

      Section 3.04. Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The Company's execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which the Company is a party or to consummate the Transactions (other than with respect to the approval of the Amendment). The Board has approved this Agreement, the Amendment, each Ancillary Agreement and the issuance of the Purchased Securities and has directed that the Amendment be submitted to the Company's stockholders for approval at a meeting of such stockholders. This Agreement has been, and at the Closing each of other Ancillary Agreements to which it is a party will be, duly authorized and validly executed and delivered by the Company. Assuming due authorization, execution and delivery by the Investor, this Agreement constitutes, and at the Closing each of the other Ancillary Agreements to which the Company is a party will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      Section 3.05. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Certificate of Incorporation, as amended by the Amendment, or Bylaws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) require any consent or approval by a non-governmental entity, or (iv) result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or give to others a right to require any payment to be made under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

                  (b) The execution and delivery by the Company of this Agreement and the Ancillary Agreements, and the performance of the Company under this Agreement and the Ancillary Agreements will not require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, Tax, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws"), (B) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the amendment of the Certificate of Incorporation to be sent to the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), and (C) any filings required under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed (the "Exchange"). Prior to or at Closing any required Governmental Authority approval or consent will have been obtained and any required filings with a Governmental Authority will have been properly and timely made.

      Section 3.06. Permits; Compliance.

                  (a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties and assets or to carry on its business as it is now being conducted as described in the Company's SEC Reports filed prior to the date hereof (the "Permits"), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect.

                  (b) Since the enactment of the Sarbanes-Oxley Act of 2002 ("SOX"), the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of SOX and the related rules and regulations promulgated thereunder and under the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of the Exchange.

      Section 3.07. SEC Filings; Financial Statements.

                  (a) The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since February 1, 2002 (the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC. As of the date hereof, the Company is eligible to register securities for resale by selling shareholders on Form S-3 of the Securities Act.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The Company's books and records fairly and accurately present the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments which individually or in the aggregate did not have, and would not reasonably be expected to have, a Material Adverse Effect). The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects.

                  (c) Except as set forth on Sections 3.03(l) and Section 3.17 of the Disclosure Schedules, as of the Closing the Company shall have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the ordinary course of business.

                  (d) The Company has previously made available to the Investor a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

                  (e) As of the date hereof, neither the Company nor, to the knowledge of the Company, any of the Company's or any Subsidiary's employees, is the subject of any formal or informal investigation by the SEC, and, to the knowledge of the Company, no such investigation has been threatened or fact exists which would reasonably be expected to result in the institution of any such investigation. Written correspondence (other than any transmittal letter or other correspondence that does not address substantively any comments or questions from, or ongoing discussions with, the SEC), with the SEC since February 1, 2002 until the date hereof has been made available to the Investor. The audit committee of the Board has established "whistleblower" procedures that meet the requirements of Exchange Act Rule 10A-3, and has made available to the Investor true, complete and correct copies of such procedures. Neither the Company nor any Subsidiary has received any "complaints" (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the knowledge of the Company, no complaints seeking relief under Section 806 of SOX have been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

                  (f) The Company has made available to the Investor true and complete copies of (i) any written communications or presentations, however transmitted, delivered to the Board or the Audit Committee of the Board or the Company's external auditor that discusses any potential material weakness or potential significant deficiency in the Company's or any Subsidiary's disclosure controls and procedures or internal control over financial reporting or the Company's compliance, or ability to timely comply, with Section 404 of SOX, (ii) formal documentation of their internal controls over financial reporting, in each case as in effect as of January 31, 2005, (iii) all notices received from its external auditor prior to the date hereof of any significant deficiencies or material weaknesses in the Company's internal control over financial reporting since December 31, 2004 and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since December 31, 2003 and prior to the date hereof.

      Section 3.08. Absence of Certain Changes or Events. Since March 31, 2005 through the date hereof, except as set forth in Section 3.08 of the Disclosure Schedule, each of the Company and the Subsidiaries has conducted its business in the ordinary course. Since March 31, 2005 through the date hereof, except as set forth in Section 3.08 of the Disclosure Schedule, (i) there has not been any event or development that would have a Material Adverse Effect on the Company (or the Subsidiaries) and (ii) there has been no development that is reasonably expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company, and (iii) the Company and the Subsidiaries have not (A) pledged or encumbered any shares of any class of capital stock or other Equity Interests in or of the Company or any Subsidiary, (B) sold, pledged, disposed, transferred, leased, licensed, guaranteed or encumbered any material property or assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, and excepting the following loans: (i) that certain $400,000 promissory note dated April 26, 2005 and executed by the Company, IST Services, Inc., and Tracking Systems, jointly and severally as Maker in favor of Opus 5949 LLC as Payee; and (ii) that certain $300,000 promissory note dated May 20, 2005 and executed by the Company, IST Services, Inc., and Tracking Systems, jointly and severally as Maker in favor of Opus 5949 LLC as Payee (C) acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (D) incurred any indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $50,000, except the specific loans identified in this Section 3.08, (E) granted any security interest in any of their material assets except for such security interests as would constitute a Permitted Lien or security interests for the specific loans identified in this Section 3.08, (F) made or authorized any capital expenditure or purchase of fixed assets other than in the ordinary course of business, (G) increased the compensation or benefits payable to or to become payable to its directors, officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary which are not across-the-board increases, or granted any rights to severance or termination pay to, or entered into any employment or severance agreement with, any director, officer or other employee (other than severance for employees other than officers, in accordance with past practice, in connection with such employee's termination of employment with the Company) of the Company or any Subsidiary, or taken any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan, (H) made or changed any material election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes or settled or compromised any material claim, notice, audit report or assessment in respect of Taxes, (I) made any material change, other than changes required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures of the Company or any of its Subsidiaries, (J) pre-paid any long-term debt or paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for such payments, discharges or satisfaction of claims as were in the ordinary course of business consistent with past practice, or (K) written up, written down or written off the book value of any material assets, or a material amount of any other assets, other than in the ordinary course of business or except as required by GAAP.

      Section 3.09. Absence of Litigation. Except as disclosed on Section 3.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, formal complaint, prosecution, indictment, formal investigation, arbitration or proceeding (whether civil, criminal or administrative, an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. Likewise, there is no Action pending or threatened for which the Company or any Subsidiary is obligated to indemnify a third party. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary, is subject to any order, consent decree, writ, judgment, injunction, decree, ruling, determination or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) result in a Material Adverse Effect.

      Section 3.10. Employee Benefit Plans.

                  (a) Section 3.10(a)(i) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, stock option, stock purchase, restricted stock, phantom stock, or other stock-based compensation, deferred compensation, retiree medical or life insurance, supplemental executive retirement, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any of its affiliates is a party, or which are sponsored by the Company or any of its affiliates for the benefit of any employee, officer or director of the Company or any Subsidiary, and (ii) any material contracts, arrangements, agreements, policies, practices or understandings between the Company or any of its affiliates and any employee of the Company or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the "Plans"). Section 3.10(a)(ii) of the Disclosure Schedule lists each "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA) in which any employee of the Company or any Subsidiary participates (the "Multiemployer Plans"). All Plans are in writing and the Company has made available to the Investor true, correct and complete copies of (i) such Plans,
(ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), if any, with respect to any Plan and, to the extent in the Company's possession, any Multiemployer Plan, (iii) the most recent summary plan description for each Plan for which a summary plan description is available or is required by applicable Law, (iv) the most recent actuarial report or valuation, if any, relating to a Plan and, to the extent in the Company's possession, any Multiemployer Plan, and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) Each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. As of the date hereof, no action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would result in any material liability to the Company and, to the knowledge of the Company, no fact or event exists that would give rise to any such action, claim or proceeding.

                  (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (d) With respect to any Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and which is subject to Part 3 of Title I or to Title IV of ERISA (a "Title IV Plan"): (i) there is no lien under Section 412(n) of the Code by reason of an accumulated funding deficiency, whether or not waived, under Section 412 of the Code; (ii) no liability (other than liability for premiums) to Pension Benefit Guaranty Corporation ("PBGC"). has been incurred and all premiums required to be paid to the PBGC have been paid by or on behalf of such Title IV Plan; (iii) the assets of each Title IV Plan equal or exceed the benefit liabilities of such Title IV Plan determined on a termination basis; and (iv) as of the date hereof, the Company has received no actual notice from PBGC that an event or condition exists which (A) would constitute grounds for termination of such Title IV Plan by PBGC or (B) has caused a partial termination of such Title IV Plan.

                  (e) None of the Plans provides medical, health or life insurance or any other welfare-type benefits for current or future retired or terminated employees of the Company or its Subsidiaries or their spouses of dependents (other than in accordance with Part 6 of Title I of ERISA or Code
Section 4980B).

                  (f) The Transactions contemplated hereby will not entitle any employee, officer or director of the Company and its Subsidiaries to any amount (whether in cash or property) that would be received under any Plan, or increase the amount of or accelerate the time of payment of vesting thereof.

                  (g) No amount or acceleration referred to in subsection (f) above would (i) be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) or (ii) not be deductible under Section 162(a)(1) or 404 of the Code.

                  (h) As of the date hereof, (i) all of the options issued under the Company Stock Option Plans are either (A) unvested or (B) were issued at no less than 85% of the fair market value of the Company's Common Stock on the date of issue and (ii) no shares of restricted Common Stock issued by the Company provide for a deferral opportunity beyond vesting.

      Section 3.11. Labor Matters.

                  (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company as of the date hereof, are there any activities or proceedings of any labor union to organize any such employees; and

                  (b) Neither the Company nor any Subsidiary has materially breached or otherwise failed to comply with any material provision of any labor agreement or contract, and, to the knowledge of the Company as of the date hereof, there are no material grievances outstanding against the Company or any Subsidiary under such agreement or contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
(i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; and (ii) there is no organized strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.

      Section 3.12. Proxy Statement. The Proxy Statement did not, at the date the Proxy Statement (or any amendment or supplement thereto) was first mailed to stockholders of the Company and at the time of the Stockholders' Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading except that no representation or warranty is made by the Company with respect to any information supplied by the Investor for inclusion in the Proxy Statement. The Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company's stockholders, as applicable, complied as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.

      Section 3.13. Property and Leases.

                  (a) As of the date hereof, Section 3.13 of the Disclosure Schedule contains a true, correct and complete list of (i) all real property owned by the Company or its Subsidiaries ("Owned Real Property"), (ii) all leases, subleases or other occupancy agreements relating to all real property that any of the Company or its Subsidiaries owns, leases or subleases or otherwise has any right, title or interest in or to and sets forth the Company or applicable Subsidiary that leases, subleases or otherwise has an interest in same (the property demised thereunder herein referred to as the "Leased Real Property") and (iii) with respect to each of the Owned Real Properties and Leased Real Properties, all existing leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party as landlord, lessor or lessee thereunder or by which the Company or any of its Subsidiaries is bound as landlord, lessor or lessee thereunder, and all amendments, modifications, extensions and supplements thereto (collectively, the "Tenant Leases"), regardless of whether the terms thereof have commenced.
Section 3.13 of the Disclosure Schedule briefly describes the current use or non-use, as the case may be, of such Owned Real Property and Leased Real Property, and neither the Company nor any of its Subsidiaries has any interest in any other real property.

                  (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is the record owner of, and has good and marketable fee title to (including all improvements located thereon) the Owned Real Property, and valid and enforceable leasehold interests in all Leased Real Property and (ii) none of the Owned Real Property or Leased Real Property is subject to any Liens (other than Permitted Liens) or any other easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments. There are no options or rights to purchase or lease all or any part of the Owned Real Property or any interest therein of any other person other than as set forth in the Tenant Leases. No person other than the Company or a Subsidiary leases, has a tenancy or otherwise occupies, or has the right to occupy or use, the Owned Real Property and Leased Real Property other than pursuant to a Tenant Lease.

                  (c) With respect to each Leased Real Property and Tenant Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) there exists no default under any such lease or sublease by the Company or any Subsidiary which has not been cured, and, to the knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute, and no party to any such lease has given the Company or any Subsidiary written notice of or made a claim with respect to, a default on the part of the Company or any of its Subsidiaries under any such lease or sublease;
(iii) to the knowledge of the Company, no party (other than the Company or any Subsidiary) is in default, and there has not occurred any event that (with the lapse of time or giving of notice or both) would constitute a default by any such party under any such lease or sublease; (iv) all leasing, brokerage, finder and other similar fees and commissions that are due and payable by the Company or any of its Subsidiaries with respect to such leases and subleases have been paid in full; and (v) a true, correct and complete copy of each such lease and sublease (including any renewal notices delivered thereunder) and any guaranty given with respect thereto has been furnished or made available to the Investor.

                  (d) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Owned Real Property and Leased Real Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and has such rights of egress and ingress, and such easements, rights of way and grants, as are necessary to allow such real property to be operated, and the business of the Company and each of its Subsidiaries conducted with respect thereto to be conducted, as now operated and conducted. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company's knowledge, no improvement on any Owned Real Property or any Leased Real Property encroaches on an adjacent property owner's property, and no property owner's property encroaches on any Owned Real Property or Leased Real Property. The Owned Real Property and Leased Real Property are all of the material real property assets which are used in or necessary to the continued conduct of the Company's business as it is currently operated.

                  (e) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, with respect to the Owned Real Property and the Leased Real Property, has violated (or will violate with notice or the passing of time or both) any zoning, subdivision or building Law applicable thereto, including all applicable health, fire and safety Laws, ordinances and administrative regulations; and (ii) neither the Company nor any of its Subsidiaries has violated (or will violate with notice or the passing of time or both) any covenants, conditions or restrictions contained in any easement, restrictive covenant or other similar instrument or agreement affecting the Owned Real Property or Leased Real Property. As of the date hereof, neither the Company nor any Subsidiary has received from any Governmental Authority or any other person any written notice of any current or potential material violation of or material noncompliance with any of the matters set forth in clauses (i) and (ii) of the immediately preceding sentence.

                  (f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding or changes in zoning affecting the Owned Real Property or Leased Real Property that would adversely affect the use, operation, maintenance, enjoyment or value thereof in any material respect.

      Section 3.14. Intellectual Property.

                  (a) Section 3.14(a) of the Disclosure Schedule lists all of the (i) registered trademarks and service marks and applications therefor, (ii) registered copyrights and applications therefor, (iii) issued patents and patent applications, and (iv) domain names, in each case, that are owned by the Company or any Subsidiary and are material to the conduct of the business of the Company and the Subsidiaries (collectively, the "Registered IP").

                  (b) The Company and the Subsidiaries have used reasonable measures to maintain and protect the proprietary nature of the trade secrets and confidential information and Registered IP that they own or use.

                  (c) The patents listed in Section 3.14(a) of the Disclosure Schedule are valid.

                  (d) The Company or the Subsidiaries own all right, title and interest in and to the Registered IP, and such Registered IP is free and clear of all Liens (other than Permitted Liens and Liens created by the loans identified in Section 3.08 hereof).

                  (e) The Company or the Subsidiaries have granted license(s) for Registered IP only to the entities listed in Section 3.17 of the Disclosure Schedule.

                  (f) The conduct of the Company and the Subsidiaries, and the conduct of the business of the Company and the Subsidiaries as currently conducted, do not conflict with, infringe upon, misappropriate, violate or interfere with the Intellectual Property rights of any third party.

                  (g) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, adversely affect the validity of, or the Company or the Subsidiaries rights in, any Registered IP, or any other Intellectual Property of the Company.

      Section 3.15. Taxes.

                  (a) Filing of Tax Returns. Each of the Company and the Subsidiaries has timely filed with the appropriate taxing authority all Tax Returns required to be filed through the date hereof (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so or otherwise permitted by applicable Law). All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by any of the Company and the Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where any of the Company and the Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, except for such claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) Reserves for Taxes. The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of the dates of the financial statements contained in the SEC Reports filed with the SEC prior to the date of the Agreement, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing their Tax Returns, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the date of the most recent financial statement contained in the SEC Reports filed with the SEC prior to the date of this Agreement, neither the Company nor any of the Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Claims and Provisions of Tax Returns. No deficiencies for Taxes against any of the Company and the Subsidiaries have been claimed or assessed in writing by a Governmental Authority, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any of the Company or the Subsidiaries, threatened audits, assessments or other Actions for or relating to any liability in respect of Taxes of any of the Company and the Subsidiaries, and there are no matters under discussion with any Governmental Authority, or known to any of the Company and the Subsidiaries, with respect to Taxes that are likely to result in any additional liability for Taxes with respect to any of the Company and the Subsidiaries. The Company has delivered or made available to the Investor complete and accurate copies of all federal income and material state income Tax Returns of each of the Company and the Subsidiaries and their predecessors for the ended years for which the applicable statute of limitations has not yet expired taking into account any extensions thereof (the "Open Years") and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries or any predecessors during the applicable Open Years. The Company has delivered or made available to the Investor complete and accurate copies of local and other material Tax Returns of each of the Company and the Subsidiaries and their predecessors for the Open Years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries or any predecessors during the applicable Open Years. None of the Company, any of the Subsidiaries or any of their respective predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of a valid extension of time to file a Tax Return).

                  (d) Tax Liens. There are no Liens for Taxes other than Permitted Liens on any assets of the Company or the Subsidiaries.

                  (e) Tax Sharing Agreements. Other than customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Subsidiaries other than agreements solely between the Company and the Subsidiaries, and, after the Closing Date, none of the Company and the Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                  (f) Other Entity Liability. None of the Company and the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and the Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company and the Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except, in the case of clauses (ii), (iii) and (iv), pursuant to customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice.

                  (g) Withholding Taxes. Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (h) Spin-Offs. Neither the Company nor any of the Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code, and neither the stock of the Company nor the stock of any of the Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

                  (i) Tax Shelters. Neither the Company nor any of the Subsidiaries has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

      Section 3.16. Environmental Matters. Except as set forth in the SEC Reports filed with the SEC prior to the date of this Agreement, (i) neither the Company nor any Subsidiary is in violation of, and is not subject to any liability with respect to, any Environmental Law; (ii) there has not been a Release of any Hazardous Substances at any properties owned or operated by the Company or any Subsidiary; (iii) to the knowledge of the Company, neither the Company nor any Subsidiary is liable for any off-site Releases of Hazardous Substances; (iv) the Company and its Subsidiaries have all permits, licenses and other authorizations required for their current operations under any Environmental Law and are in compliance with all such permits, licenses and authorizations; (v) none of the Company or, to the knowledge of the Company, any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company, any Subsidiary, any property owned or operated by the Company or any Subsidiary, or any of their current operations is in violation of, or liable under, any Environmental Law; (vi) none of the Company or any Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, any permits, licenses or authorizations under Environmental Laws, or the investigation, remediation or removal of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, or
(B) is an indemnitor in connection with any claim asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and (vii) to the knowledge of the Company, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the performance of its obligations hereunder, does not require any action with regard to, any property owned or operated by the Company or any Subsidiary, pursuant to any so called property transfer law.

      Section 3.17. Contracts; Debt Instruments. Except as set forth in Section
3.17 of the Disclosure Schedule, none of the Company or any Subsidiary are a party to or bound by any contract:

                  (a) which contains any non-compete provisions with respect to any line of business or any or geographic area with respect to the Company, any Subsidiary or any of the Company's current or future affiliates, or restricts the conduct of any line of business by the Company, any Subsidiary or any of the Company's current or future affiliates or any geographic area in which the Company, any Subsidiary or any of the Company's current or future affiliates may conduct business, in each case in any material respect,

                  (b) which would prohibit or materially delay the consummation of the Transactions,

                  (c) which, as of the date hereof, is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or

                  (d) which, as of the date hereof,

                        (i) involves aggregate annual expenditures or other payments in excess of $100,000, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice,

                        (ii) contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice, or

                        (iii) is a license to or from the Company or any Subsidiary relating to any Intellectual Property, except for such licenses as are disclosed in Section 3.17 of the Disclosure Schedule.

                  Each contract of the type described above in this Section 3.17, whether or not filed as an exhibit to any SEC Report or set forth in
Section 3.17 of the Disclosure Schedule, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company and each Subsidiary party thereto and, to the Company's knowledge, each other party thereto, and in full force and effect, and the Company and each Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company's knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Material Adverse Effect. None of the Company or any Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions,
(2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Material Adverse Effect.

      Section 3.18. Related Party Transactions. Except as set forth in Section
3.18 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement or arrangement with or for the benefit of any person who, to the Company's knowledge, based on a review of Schedule 13Ds and Schedule 13Gs filed under the Exchange Act, is a holder of 5% or more of the outstanding equity securities of the Company or any officer, director, partner or affiliate of any such person.

      Section 3.19. Insurance. The Company and the Subsidiaries maintain, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and of such a character as is customary for companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers' compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries as of the date hereof, are in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default under any provisions of any such policy of insurance and neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance.

      Section 3.20. Controls. The Company has established and maintains, to the extent required by Rule 13a-15 of the Exchange Act, (i) a system of internal control over financial reporting that is sufficient to ensure that (A) transactions are executed in accordance with management's general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management's general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (E) records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company's and its Subsidiaries' assets, and
(ii) a system of disclosure controls and procedures (as defined in the Exchange
Act) that is sufficient to ensure that all material information required to be disclosed by the Company in the SEC Reports is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the SEC Reports is accumulated and communicated to the Company's management, as appropriate to allow timely decisions regarding required disclosure. The chief executive officer and the chief financial officer of the Company have disclosed, and will continue to disclose, based on their most recent evaluations, to the Company's external auditors and the Audit Committee of the Board (i) any significant deficiencies and potential material weaknesses in the design or operation of its or its Subsidiaries' systems of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company's or any of its Subsidiaries' ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's or any Subsidiary's internal controls over financial reporting. Except as disclosed in the Company's SEC Reports filed on or prior to the date hereof, there have been no changes in the Company's disclosure controls and procedures or internal control over financial reporting. The Company is currently implementing such programs and is taking such steps as it believes are necessary to effect compliance (not later than the relevant statutory and regulatory deadline therefor) with all applicable provisions of Section 404 of SOX.

      Section 3.21. Private Offering. Except the obligations of the Company under the attached Exhibit "C" Registration Rights Agreement, neither the Company, nor any of the Subsidiaries, nor anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Purchased Securities, as contemplated hereby, to the registration provisions of the Securities Act.

      Section 3.22. Vote Required. The affirmative vote of a majority in voting power of the outstanding shares of Common Stock at the Stockholders' Meeting is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Amendment.

      Section 3.23. Section 203 of the DGCL; Takeover Statute. The Board of Directors has taken all actions necessary or advisable to ensure that Section 203 of the General Corporation Law of the State of Delaware does not apply to any of the Transactions contemplated by this Agreement or the Ancillary Agreements (including, but not limited to, the purchase of the Shares hereunder and any exercise of the Investor Series B Warrants). The execution, delivery and performance of this Agreement and the Ancillary Agreements will not cause to be applicable to the Company any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

      Section 3.24. Brokers. Except for the $250,000 finder's fee to be paid by the Company to Balanced Financial Securities Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

                  As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company that:

      Section 4.01. Organization. The Investor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas. The sole general partner of the Investor is Sponsor Investments LLC, a Texas limited liability company and the limited partners of the Investor are Consolidated Investment Services, Inc., a Nevada corporation and Beta GPS Tracking LLC, a Texas limited liability company.

      Section 4.02. Authority. The Investor has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Investor's execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the Transactions have been duly and validly authorized by all necessary limited partnership action, and no other limited partnership proceedings on the part of the Investor are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the Transactions. This Agreement has been, and at the Closing each of the Ancillary Agreements to which the Investor is a party will be, duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the Company and, in the case of the Ancillary Agreements, any other party thereto, this Agreement constitutes, and at the Closing each of the Ancillary Agreements to which the Investor is a party will constitute, a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms.

      Section 4.03. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery by the Investor of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate its organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to it.

                  (b) The execution and delivery by the Investor of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws, (B) the filing with the SEC of the Proxy Statement, and (C) any filings required under the rules and regulations of the Exchange, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) have a material adverse effect on such Investor.

      Section 4.04. Investment Purpose. Such Investor is acquiring the Purchased Securities for its own account solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution of the Purchased Securities, the shares of Common Stock issuable upon exercise of the Investor Series B Warrants (the "Warrant Shares") or any interest therein.

      Section 4.05. Status of Shares; Limitations on Transfer and Other Restrictions. The Investor acknowledges and understands that the Purchased Securities and the Warrant Shares have not been and will not be registered under the Securities Act or any under any state securities laws (other than in accordance with the Registration Rights Agreement) and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

      Section 4.06. Sophistication and Financial Condition of the Investor. Such Investor is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Purchased Securities. Such Investor has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Purchased Securities contemplated hereby.

      Section 4.07. Available Funds. Such Investor has, or will have on or prior to the Closing, sufficient funds in its possession to permit it to acquire and pay for the Purchased Securities to be purchased by it and to perform its obligations under this Agreement.

      Section 4.08. Proxy Statement. None of the information supplied by such Investor in writing for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      Section 4.09. Ownership of Company Capital Stock. As of the date of this Agreement, the Investor and its affiliates, taken together, are the beneficial owners of no more than one hundred shares of capital stock of the Company.

      Section 4.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Investor.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE CLOSING

      Section 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, except as provided below, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. Except as contemplated by this Agreement and
Section 5.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Investor:

                  (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, except in accordance with the Amendment.

                  (b) (1) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other Equity Interests in or of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other Equity Interests, or any other ownership interest (including, without limitation, any phantom interest or other interest represented by contract), of the Company or any Subsidiary (except for the issuance of shares of Company Common Stock issuable pursuant to the Company Stock Option Plans), or (2) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Subsidiary, except (A) pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, (B) for sales, transfers, leases, licenses, mortgages, pledges, dispositions or encumbrances in the ordinary course of business consistent with past practice that, in the case of the Owned Real Property and Leased Real Property, are in an amount not to exceed $5,000 in the aggregate, and (C)(i) the payment of any dividend or the making of any other distributions by any Subsidiary to the Company or another Subsidiary, (ii) the payment by any Subsidiary of any indebtedness owed to the Company; (iii) the making of any loans by, or advances from, any Subsidiary to the Company, or (iv) the transfer by any Subsidiary of any of its property or assets to the Company;

                  (c) declare, set aside, make or pay any dividend or other distribution (except by a wholly-owned Subsidiary to the Company or to another wholly-owned Subsidiary of the Company), payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

                  (e) (1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (2) except for borrowings in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (3) (A) terminate, cancel or request or agree to any material change in any Company Material Contract other than in the ordinary course of business consistent with past practice, or (B) enter into any material contract or agreement other than in the ordinary course of business consistent with past practice, except, in each case, for any contract that is terminable without penalty upon not more than 90 days notice; (4) make or authorize any capital expenditure or purchases of fixed assets other than as set forth on the capital expenditure plan attached in Section 5.01(e)(4) of the Disclosure Schedule; or (5) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

                  (f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10 of the Disclosure Schedule, (1) increase the compensation payable to or to become payable to its directors, officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary which are not across-the-board increases, (2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement, or (3) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan;

                  (g) (1) make or change any material election in respect of Taxes, (2) adopt or change any material accounting method in respect of Taxes,
(3) enter into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement, (4) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, or (5) surrender any right to claim a refund of Taxes;

                  (h) take any action, other than actions required by GAAP or in the ordinary course of business, with respect to accounting policies or procedures;

                  (i) (1) pre-pay any long-term debt, except for the indebtedness set forth in Schedule 5.01(i) (1) which will be paid in full at Closing and except for payments in the ordinary course of business in an amount not to exceed $5,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, (2) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, except in the ordinary course of business consistent with past practice, (3) delay or accelerate payment of any account payable in advance of its due date, except in the ordinary course of business consistent with past practice, or (4) vary the Company's or any Subsidiary's inventory practices in any material respect from its past practices;

                  (j) waive, release, assign, settle or compromise any material claims, litigation or arbitration to which the Company or any of its Subsidiaries is a party; which waiver, release, assignment, settlement or compromise involves the payment of amounts, or assumptions of liabilities, by the Company or any of its Subsidiaries of an amount in excess of $5,000, or which results in material restrictions on the use of any material Owned Real Property or material Leased Real Property or otherwise enjoins or restricts the Company from conducting the business as currently conducted in any material respect;

                  (k) adopt, or propose to adopt, or maintain any shareholders' rights plan, "poison pill" or other similar plan or agreement, unless the Investor are exempted from the provisions of such shareholders' rights plan, "poison pill," or other similar plan or agreement

                  (l) write up, write down, or write off the book value of any material assets, individually or in the aggregate, for the Company and the Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, or except as required by GAAP applied on a consistent basis throughout such period;

                  (m) to the extent required or applicable, take any action to exempt or make not subject to (1) the provisions of Section 203 of the DGCL or
(2) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than the Investor or any of their affiliates) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

                  (n) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.


                                  ARTICLE VI.

                              ADDITIONAL AGREEMENTS

      Section 6.01. Access to Information; Confidentiality.

                  (a) From the date hereof to the Closing and in compliance with applicable Laws, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees, accountants, counsel, investment bankers and other agents of the Investor reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall furnish the Investor with such financial, operating and other data and information as the Investor, through their officers, employees or agents, may reasonably request. The Investor shall maintain such information in confidence from the date hereof until Closing. Furthermore, the Investor acknowledges that it may acquire material nonpublic information as a preferred stockholder of the Company and agrees that it shall not disclose such information without the prior written consent of the Company or use such information in connection with the purchase or sale of any class of securities issued by the Company which are registered under Section 12 of the Exchange Act until public disclosure thereof has been made in compliance with Regulation FD under the Exchange Act.

                  (b) No investigation or review of information pursuant to this
Section 6.01 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      Section 6.02. Further Action; 14(f) Notice; Reasonable Best Efforts; Consents; Filings.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Investor or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the Transactions contemplated herein and therein, including, without limitation, the Transactions, and (iii) make promptly its respective filings, and thereafter make any other submissions, required under (x) the Exchange Act, and any other applicable federal or state securities Laws and (y) any other applicable Law; provided, however, that the Investor and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

                  (b) If the Company has not already done so, as promptly as practicable after the date of this Agreement, the Company shall prepare an information statement in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (the "14(f) Notice"), file the 14(f) Notice with the SEC under the Exchange Act and mail the 14(f) Notice to the stockholders of the Company. The Investor and Company shall cooperate with each other in the preparation of the 14(f) Notice and any Other Filings, and the Company shall promptly notify the Investor of the receipt of any comments of the SEC with respect to the 14(f) Notice or any Other Filings and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Investor copies of all correspondence between the Company and any representative of the Company and the SEC. The Company shall give the Investor, and its counsel the opportunity to review the 14(f) Notice and any Other Filings for a reasonable time period prior to their being filed with the SEC and shall give Investor and its counsel the opportunity to review all amendments and supplements to the 14(f) Notice and all responses to requests for additional information and replies to comments for a reasonable time prior to their being filed with, or sent to, the SEC. The Company shall in good faith consider the Investor's comments on any such documents. Each of the Company and the Investor agrees to use its reasonable best efforts, to respond promptly to all such comments of and requests by the SEC and the Company agrees to use its reasonable best efforts to cause the 14(f) Notice and all required amendments and supplements thereto to be mailed to the holders of shares of Common Stock entitled to vote at a meeting for election of directors at the earliest practicable time. If at any time prior to the Closing, any event or circumstances relating to the Company or any Subsidiary, or their respective officers or directors, should be discovered by the Company, which should be set forth in an amendment or supplement to the 14(f) Notice or any Other Filing, the Company shall promptly inform the Investor. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.

                  (c) The parties hereto shall cooperate and assist one another in the preparation and making of any required governmental filings, including, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

                  (d) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including any administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, prevents or prohibits consummation of the Transactions by June 27, 2005, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

                  (e) The Company, the Subsidiaries and the Investor shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions contemplated in this Agreement and each Ancillary Agreement or (ii) required to be disclosed in the Disclosure Schedule. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.02(d), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company, the Subsidiaries and the Investor, and their respective businesses resulting, or which would reasonably be expected to result after the Closing, from the failure to obtain such consent.

                  (f) From the date of this Agreement until the Closing, the Company shall promptly notify the Investor in writing of any pending or, to the knowledge of the Company, threatened Action by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions, which in either case would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect prior to or after the Closing.

      Section 6.03. Public Announcements. The Investor and the Company agree that no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of the Exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

      Section 6.04. Board Representation. Prior to the Closing, the Company and the Board shall take all actions necessary to increase the authorized number of directors to seven and Robert E. Badding, Martin J. Halbur and Ronald W. Muhlbauer (the "Resigning Directors") will submit their written resignations from the Board effective as of the Closing. Effective at Closing, Robert W. Korba, Bruce Leadbetter, Y.S. Goh and Joseph A. Ethridge (or such substitutes as the Investor may designate at Closing) (the "Investor Director Designees") will be elected to the Board.

      Section 6.05. Cooperation. The Company and the Investor shall coordinate and cooperate in connection with (i) the preparation of the Proxy Statement and any Other Filings, (ii) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Transactions and
(iii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

      Section 6.06. Certain Notices. From and after the date of this Agreement until the Closing, the Company shall promptly notify the Investor of (i) the occurrence of any Material Adverse Effect with respect to it, (ii) the occurrence, or non-occurrence, of any event or any breach or misrepresentation that would reasonably be expected to cause any condition to the obligations of the Company to effect the Transactions not to be satisfied, or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement that would reasonably be expected to result in any condition to the obligations of such party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. From and after the date of this Agreement, the Company shall notify the Investor yearly after January 1 st but not later than January 31st of the exercise of any of the Existing Warrants or Company Options during the period from January 1st to December 31st of the prior calendar year.

      Section 6.07. Amendment to the Certificate. If, on any date, including the date of the Closing, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors of the Company shall use its best efforts to amend the Company's certificate of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date.

      Section 6.08. "Required Minimum" means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to this Agreement, including any shares of Common Stock issuable upon conversion or exercise of the Preferred Stock and the Investor Series B Warrants, ignoring any conversion or exercise limits set forth therein.

                                  ARTICLE VII.

                                   CONDITIONS

      Section 7.01. Conditions to the Obligations of Each Party. The obligations of each party to effect the Transactions shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

                  (a) Amendment and Certificate of Designation. The Amendment shall have been approved by Board of Directors and the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL, the Certificate of Incorporation and the Bylaws shall have been duly filed with the Delaware Secretary of State. The Certificate of Designation shall have been approved by Board of Directors in accordance with the DGCL, the Certificate of Incorporation and the Bylaws and has been duly filed with the Delaware Secretary of State.

                  (b) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;

                  (c) Court Proceedings. No Action shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (A)
(1) prevent consummation of any of the Transactions contemplated by this Agreement or any Ancillary Agreement, (2) cause any of the Transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof, (3) materially adversely affect the rights and powers of the Investor to own the Purchased Securities, and exercise all of their rights as stockholders of the Company and as parties to the Ancillary Agreements, and in each case, no such injunction, judgment, order, decree, ruling or charge shall be in effect or (B) cause or require the payment by the Company (including as the result of the acceleration, or other obligation to repay prior to scheduled maturity, any indebtedness) or, to the extent such Action relates to the Company or the Transactions contemplated by this Agreement or any Ancillary Agreement, the Investor, of damages, fines or other penalties or awards that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however that, in each case, any such threatened Action would reasonably be expected to be adversely determined against the Company, the Investor or their respective affiliates.

      Section 7.02. Conditions to the Obligations of the Investor. The obligations of the Investor to consummate the Transactions are subject to the satisfaction or written waiver of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).

                  (b) Agreements and Covenants. Each of the Company and each Subsidiary shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement and the Ancillary Agreements to which it is a party on or prior to the Closing.

                  (c) Officer Certificate. The Company shall have delivered to the Investor a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), (b), (d), and (g) and the number of authorized and outstanding shares of capital stock of the Company, including the number of shares of Common Stock issuable (i) upon exercise of outstanding employee stock options or stock incentive rights granted pursuant to the 2001 Omnibus Equity Incentive Plan and executive employment agreements, in each case amended through the Closing, (ii) upon exercise of outstanding warrants and (iii) upon conversion of outstanding convertible debt instruments issued by the Company.

                  (d) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

                  (e) Ancillary Agreements. Each of the Ancillary Agreements to which the Company is a party shall have been duly executed and delivered by the Company,

                  (f) Board Representation. The Investor Director Designees shall have been duly appointed, effective concurrently with the Closing, to the Board and to all applicable committees of the Board in accordance with the provisions of this Agreement and the resignation of the Resigning Directors shall have become effective.

                  (g) Certified Resolutions. Certified copies of resolutions duly adopted by the Board and stockholders of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and the Transactions.

                  (h) Incumbency Certificate. A certificate of the Secretary of the Company, as to the incumbency of the officer(s) (who shall not be such Secretary) executing this Agreement, the Ancillary Agreements to which the Company is a party and the other instruments, documents, certificates and agreements contemplated hereby or thereby.

                  (i) Good Standings. A short form certificate of good standing of each of the Company and each Subsidiary, certified by the Secretary of State or Clerk of the State Corporation Commission of each state or commonwealth in which it is incorporated or organized or qualified to do business, in each case as of a date not more than two business days prior to the Closing.

                  (j) Consents and Approvals. All consents, approvals and authorizations of any person (including Governmental Authorities) with respect to the Transactions shall have been obtained (and a copy delivered to the Investor) and all SEC filings shall have been properly and timely made.

                  (k) 14(f) Notice. Ten (10) days or such longer period as required by applicable Law shall have elapsed from the date the 14(f) Notice is mailed to the stockholders of the Company and filed with the SEC.

      Section 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Investor contained in this Agreement and each Ancillary Agreement that are qualified by materiality or material adverse effect shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).

                  (b) Agreements and Covenants. The Investor shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing.

                  (c) Officer Certificate. The Investor shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of such Investor, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

                  (d) Ancillary Agreements. Each of the Ancillary Agreements to which the Investor is a party shall have been duly executed and delivered by the Investor.

                                 ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

      Section 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether or not the Stockholder Approval has been obtained (the date of any such termination, the "Termination Date"):

                  (a) By mutual written consent of the Investor and the Company; or

                  (b) By either the Investor or the Company if (i) the Closing shall not have occurred on or before August 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or ruling which is then in effect and is final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement shall have fulfilled its obligations pursuant to Section 6.05 of this Agreement to lift such injunction, order, decree or ruling; or

                  (c) By the Investor or the Company if the Stockholder Approval is not obtained at the Stockholders' Meeting;

                  (d) By the Investor, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and such Material Adverse Effect is not cured within 20 days after the Company receives written notice thereof from the Investor; or

                  (e) By the Investor, if (i) the Company shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within 20 days after the Company receives written notice thereof from the Investor and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.02(a) or
Section 7.02(b) not to be satisfied.

                  (f) By the Company, if (i) the Investor shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within 20 days after the Investor receives written notice thereof from the Company and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.03(a) or
Section 7.03(b) not to be satisfied.

      Section 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto, except (i) with respect to Article VIII and Article IX, which shall survive any such termination and remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

      Section 8.03. Fees and Expenses.

                  (a) Expenses. Except as set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Transactions are consummated, provided, however, that the Company shall pay all of the Expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred. The Investor and the Company agree that if this Agreement is terminated pursuant to Section 8.01(e), then the Company shall pay the Investor an amount equal to the sum of the Investor's Expenses. The Investor and the Company also agree that if the Transactions are consummated, then the Company shall pay the Investor an amount equal to the sum of the Investor's Expenses up to an amount equal to $90,000.00. Payment of Expenses pursuant to this Section 8.03 shall be made not later than two business days after delivery, from time to time, to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail the Expenses of the Investor.

                  (b) Payments. All payments under this Section 8.3 shall be made by wire transfer of immediately available funds (in U.S. dollars) to an account designated in writing by the Investor.

                  (c) Costs of Enforcement. The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions contemplated by this Agreement. In the event that the Company shall fail to pay any amounts required by this Section 8.03 when due, the Company shall reimburse the Investor for all reasonable fees and expenses incurred by the Investor and its affiliates (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.

      Section 8.04. Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by the parties hereto at any time prior to closing.

      Section 8.05. Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

      Section 9.01. Survival of Representations and Warranties; Indemnification.

                  (a) All representations and warranties contained in this Agreement shall be deemed made at the Closing as if made at such time and shall survive the Closing for three years other than the representations and warranties in Sections 3.14(c) and 3.14(f) which shall survive the Closing for seven years.

                  (b) The Company agrees to indemnify and hold harmless the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents and each of their affiliates and each other person controlling the Investor or any of its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and any partner of any of them from and against all losses, claims, damages, diminution in value of the Purchased Securities, expenses (including reasonable counsel fees and disbursements) or liabilities ("Losses") which are related to or arise out of
(1) any breach by the Company of any of its representations or warranties in this Agreement or (2) failure to perform any of the covenants or agreements made by the Company in this Agreement. The term "Losses" as used in this Section 9.01 is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims, and shall be net of any Tax benefit available to the Indemnified Party.

                  (c) The Investor agrees to indemnify and hold harmless the Company, its Subsidiaries and each of their respective officers, directors, employees, duly authorized agents and affiliates from and against all Losses which are related to or arise out of (1) any breach by the Investor of any of its representations or warranties in this Agreement or (2) failure to perform any of the covenants or agreements made by the Investor in this Agreement.

                  (d) A party claiming indemnification under this Agreement (an "Indemnified Party") with respect to any claims asserted against the Indemnified Party by a third party ("Third Party Claim") that would give rise to a right of indemnification under this Agreement shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party's request for indemnification under this Agreement. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party's indemnification hereunder, except to the extent the Indemnifying Party demonstrates actual and material prejudice as a result of such failure. The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim provided that such Indemnifying Party has acknowledged in writing its obligation to fully indemnify the Indemnified Party with respect to such Third Party Claim pursuant to this
Section 9.01.

                  (e) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted reasonably diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.01(d). The Indemnifying Party shall have full control of such defense and proceedings, including, any compromise or settlement thereof, provided, however, that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter (i) which does not contain a complete release of the Indemnified Party, contains a finding of responsibility or liability on the part of the Indemnified Party or the violation of any applicable legal requirement, provides any material sanction or material restriction upon the conduct of any business by the Indemnified Party, or provides for any relief other than monetary damages which are paid in full by the Indemnifying Party, or (ii) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.01, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of counsel of the Indemnified Party there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to represent the Indemnified Party and all similarly situated Indemnified Parties with whom a conflict of interest exists with the Indemnifying Party in connection with such defense.

                  (f) If the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.01(e), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.01(e) but fails to reasonably diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously defended by the Indemnified Party to a final conclusion or settled (with the reasonable costs and expenses of such defense borne by the Indemnifying Party). The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.01(g), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                  (g) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, the Indemnified Party's best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (the "Dispute Notice"), the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by arbitration pursuant to
Section 9.10 hereof.

                  (h) The parties agree to treat all indemnification payments made under this Article IX or otherwise under this Agreement as an adjustment to the Purchase Price or as capital contributions for Tax purposes. The maximum aggregate amount of indemnity that will be paid by the Company under this
Section 9.01 for any Losses is $11,000,000 plus the amount of any accrued and unpaid dividends on the Preferred Stock. The limitation on the aggregate amount of Losses payable by the Company for Losses under this Section 9.01 shall not limit the Company's liability to pay Invalidation Losses and/or Infringement Losses under Section 9.02 of this Agreement.

      Section 9.02. Special Provisions Relating to Indemnity for Breach of Representations and Warranties regarding Patents.

                  (a) In the event it is determined by a final judgment of a court of competent jurisdiction and not subject to further appeal, (or should the Company agree in a settlement of any litigation), that any of the patents listed in Section 3.14(a) of the Disclosure Schedule are not valid, then the Company and the Investor shall first attempt in good faith to quantify the net present value of estimated future earnings, if any, that are reasonably likely to be foregone as a direct result of the invalidation of such patent ("Invalidation Losses"). The directors elected by the Investor shall recuse themselves from all deliberations and votes with respect the determination of Invalidation Losses. If the Company and the Investor are unable to agree as to the amount of Invalidation Losses, then such issue shall be submitted to arbitration pursuant to Section 9.09. The amount of any such Invalidation Losses times the Investment Percentage shall be the amount of damages agreed to be suffered by the Investor for breach of the representation/warranty contained in
Section 3.14(c) for which the Investor is entitled to indemnity under Section
9.01 hereof.

                  (b) In the event it is determined by a final judgment of a court of competent jurisdiction and not subject to further appeal, (or should the Company agree in a settlement of any litigation), that the conduct of the Company's business as conducted as of the Closing Date, is infringing upon any valid patent held by a third party, then the Company and the Investor shall first attempt in good faith to quantify the net present value of (i) estimated future earnings, if any, that are reasonably likely to be foregone as a direct result of the finding of infringement, (ii) the estimated future costs, if any, that are reasonably likely to be incurred by the Company as a direct result of the finding of infringement, and (iii) any liquidated damages imposed on the Company (collectively, "Infringement Losses"). The directors elected by the Investor shall recuse themselves from all deliberations and votes with respect the determination of Infringement Losses. If the Company and the Investor are unable to agree as the amount of Infringement Losses, then such issue shall be submitted to arbitration pursuant to Section 9.09. The amount of any such Infringement Losses times the Investment Percentage shall be the amount of damages agreed to be suffered by the Investor for breach of the representation/warranty contained in Section 3.14(f) for which the Investor is entitled to indemnity under Section 9.01 hereof.

                  (c) For purposes of Section 9.02, the term "Investment Percentage" means a percentage equal to the total number of shares of Common Stock owned by the Investor (assuming the exchange of Preferred Stock for Common Stock, but excluding the shares of Common Stock underlying Warrants which have not been exercised) divided by the total number of shares of Common Stock then outstanding.

                  (d) The maximum aggregate amount of indemnity that will be paid by the Company under this Section 9.02 for Infringement Losses and/or Invalidation Losses is $11,000,000 plus the amount of any accrued and unpaid dividends on the Preferred Stock. The limitation on the aggregate amount of Losses payable by the Company for Infringement Losses and/or Invalidation Losses under this Section 9.02 shall not limit the Company's liability to pay the amount of Losses that may be payable by the Company under Section 9.01 of this Agreement.

      Section 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

                  if to the Investor:

                           Mykonos 6420 LP
                           5449 Sherry Lane, Suite 1900
                           Dallas, Texas  75225
                           Attention:  Heather Kreager

                  With a copy to:

                           Mykonos 6420 LP
                           5420 LBJ Freeway
                           Two Lincoln Centre, Suite 1450
                           Dallas, Texas 75240
                           Attention:  Bruce Leadbetter

                  if to the Company:

                           iSecureTrac Corp.
                           5078 S. 111th Street
                           Omaha, NE  68137
                           Attention:  Tom Wharton

                  With a copy to:

                           Kutak Rock LLP
                           1650 Farnam Street
                           Omaha, NE 68102
                           Attention: Steven P. Amen, Esq.

      Section 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 9.05. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

      Section 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 9.01(b).

      Section 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      Section 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas.

      Section 9.09. Arbitration.

                  (a) Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settlement by arbitration in accordance with this Section 9.09. Any party may submit such a dispute, controversy or claim to arbitration by written notice to the other party.

                        (i) The arbitration shall be heard and determined by one
(1) arbitrator if the dispute relates to less than $100,000 otherwise three (3) arbitrators will be used. In the case of three (3) arbitrators each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of both party-appointed arbitrators. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one party refuses to appoint its party-appointed arbitrator within said thirty (30) day period, the appointing authority for the implementation of such procedure shall be the American Arbitration Association ("AAA") who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or prior business or personal relationship with either party. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

                  (b) Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                        (i) The arbitration proceedings shall be held in Dallas, Texas;

                        (ii) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

                        (iii) The arbitration proceedings shall be conducted under the Arbitration Rules of the AAA, as amended from time to time;

                        (iv) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s);

                        (v) All decisions and awards by the arbitration tribunal shall be made by majority vote. The award of a majority of the arbitrators shall be reduced to writing. The award shall be final and binding and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accounts presented to the arbitration tribunal.

                        (vi) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Any costs or fees incident to enforcing the award shall be charged to the party resisting such enforcement, including post-award interest in an amount equal to the maximum post- judgment interest allowed under Texas law.

                  (c) If an indemnification amount is fixed, by arbitration or otherwise, prior to December 31, 2006, and full payment of such indemnification amount would affect the Company's status as a going concern, the arbitrator shall have discretion to structure the arbitration award to provide for level payments in installments over a four year period from the date of the award. If an indemnification amount is fixed during calendar year 2007, and full payment of such indemnification amount would affect the Company's status as a going concern, the arbitrator shall have discretion to structure the arbitration award to provide for level payments in installments over a three year period from the date of the award. If an indemnification amount is fixed during calendar year 2008, and full payment of such indemnification amount would affect the Company's status as a going concern, the arbitrator shall have discretion to structure the arbitration award to provide for level payments in installments over a two year period from the date of the award. The solvency of the Company shall not affect the amount of any indemnification award.

      Section 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                              MYKONOS 6420 LP

                                              By:  Sponsor Investments LLC
                                              Its:   General Partner


                                              By:  Herakles Investments, Inc.
                                              Its: Manager

                                              /s/ Heather Kreager
                                              -------------------
                                              Name:  Heather Kreager
                                              Title: Vice President



                                              ISECURETRAC CORP.

                                              /s/ Thomas E. Wharton, Jr.
                                              ----------------------------------
                                              Name:  Thomas E. Wharton, Jr.
                                              Title: President & CEO